Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”) is effective as of August 17, 2007 (the “Effective Date”) and is between Argo Group International Holdings, Ltd. a Bermuda company (the “Company”) and Mark E. Watson, III (the “Employee”).
RECITALS:
     WHEREAS, the Employee is currently serving as the President and Chief Executive Officer of Argonaut Group, Inc. (“Argonaut”);
     WHEREAS, the Company and Argonaut have entered into an Agreement and Plan of Merger, dated as of March 14, 2007, and amended and restated as of June 8, 2007, pursuant to which the Company and Argonaut are effectuating a merger on the date hereof (the “Merger”);
     WHEREAS, the Company desires that the Employee become the President and Chief Executive Officer of the Company.
     WHEREAS, the Employee desires to become the President and Chief Executive Officer of the Company.
     NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:
1.	Term of Employment. The period of employment of Employee by the Company under this Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date and shall terminate on February 7, 2011. The Employment Period may be sooner terminated in accordance with Section 7 of this Agreement.
2.	Duties. During his employment by the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him by the Company. Employee agrees to serve the Company in the position of President and Chief Executive Officer and to perform diligently and to the best of his abilities the duties and services pertaining to such office. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in Bermuda. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3.	Compensation.
(a)	Base Salary. The Company shall pay to Employee an initial base salary of $1,000,000 per annum (the “Base Salary”), less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (“the Committee”) for possible increase (but not decrease); the Board of Directors may, in its sole discretion, choose to increase the Base Salary during the Term of this Agreement. If the Base Salary is increased by the Company, such Base Salary then constitutes the Base Salary for all purposes of this Agreement. Such Base Salary shall be deemed effective as of June 1, 2007 and the Employee shall be paid in a lump sum the difference between the Base Salary paid to the Employee by Argonaut between June 1, 2007 and the date hereof and the Base Salary that would have been payable hereunder.

(b)	Incentive Bonus. In addition to the Base Salary, during the Term of this Agreement, Employee may, in the sole discretion of the Board of Directors, be awarded an incentive bonus based upon the achievement of specific Company objectives as determined by the Company and the Employee and set forth in a separate written bonus plan (the “Bonus Plan”).

(c)	Equity Compensation. The Employee shall be entitled to participate in the equity compensation plans established from time to time by the Company on a basis no less favorable than any other senior officers of the Company.

(d)	Housing Allowance. During the Employment Period and while he is a Bermuda resident, the Employee shall be paid a housing allowance of US $30,000 per month.

(e)	Home Leave Allowance. During the Employment Period and while he is a Bermuda resident, the Employee shall be paid a home leave allowance of US$3,333 per month.

(f)	Relocation Allowance. Upon execution of this Agreement, the Employee shall be paid, in a lump sum, a relocation allowance of US$1,500,000; provided, that, Employee shall promptly refund such relocation allowance to the Company if the Employee terminates his employment with the Company without Good Reason prior to the first anniversary of the date hereof.

(g)	Additional Payment. Upon execution of this Agreement, the Employee shall be paid, in a lump sum, an additional payment of US$1,400,000; provided, that, if the Employee terminates his employment with the Company without Good Reason and in the absence of the occurrence of a Change of Control prior to the fourth anniversary of the date hereof, the Employee shall promptly refund to the Company an amount equal to US$1,400,000 multiplied by a fraction, the numerator of which shall be the days of the Employment Period that elapsed before such termination and the denominator of which shall be the days of the Employment Period that would have elapsed had the Employment Period continued through the fourth anniversary of the date hereof.
(h)	As additional compensation for the Employee, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.
4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement.
5.	Reimbursement For Expenses; Working Space. The Company shall reimburse the Employee within 30 days of the submission of appropriate documentation, and in no event later than the last day of the calendar year following the year in which an expense was incurred, for all reasonable and necessary travel expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under this Agreement. The Company shall furnish Employee with offices, supplies, equipment and such other facilities and services as are suitable for performance of Employee’s duties hereunder at the Company’s offices in Bermuda or provide an allowance sufficient to allow Employee to obtain same.
6.	Remedies for Breach. In addition to the rights and remedies provided in Section 7, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Sections 9 or 10, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:
(a)	The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 9 or 10 hereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security. If the Employee is determined to have breached any provision of Sections 9 or 10 the court or arbitrators shall extend the effect of the non-competition provisions for an amount of time equal to the time the Employee was in breach thereof.

(b)	The right to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 9 or 10.

(c)	Upon discovery by the Company of a breach or threatened breach of Sections 9 or 10, the right to immediately suspend payments to Employee under Section 3 or 8(b) pending a resolution of the dispute.

(d)	The right to terminate Employee’s employment pursuant to Section 7.
7.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of Employee.

(b)	Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)	Termination By Company For Cause. The Company may terminate this Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below; provided, however, that the Company may instead give the Employee a written notice that it has elected to place the Employee on “garden leave” for a period of up to one year and that this Agreement will terminate on the date immediately following the end of such garden leave period. If the Company elects to place the Employee on garden leave, the Company may during the period immediately preceding such termination date in its absolute discretion direct the Employee (i) to perform only such of his duties as the Company may direct; and/or, (ii) to refrain from contacting any customers, clients, advertisers, suppliers, agents, professional advisors, brokers or employees of the Company or any of its Affiliates (as defined in Section 12(b)(iii)); and/or, (iii) not to enter all or any premises of the Company or any of its Affiliates and/or; (iv) to immediately resign without claim for compensation from office as director of the Company and any of its Affiliates and from any other office held by him in the Company or any of its Affiliates.
(i)	During any period when the provisions of this Section 7(c) are invoked, the Employee’s salary and other contractual benefits and compensation (including the vesting and exercisability of any equity awards) will continue to be paid or provided by the Company and the Employee will continue to comply without exception with all the Employee’s obligations under this Agreement. Notwithstanding anything herein to the contrary, the Company’s invocation of the provisions of this Section 7(c) shall not constitute Good Reason and the Company shall not be obligated to make any new awards under the Company’s Bonus Plan or equity compensation plans (other than awards, if any, due prior to the date that the Employee ceases to perform substantial duties for the Company pursuant to this Section 7(c)) during any period when the Employee is performing no substantial duties for the Company pursuant to this Section 7(c).
(d)	For purposes of this Agreement, “Cause” shall mean:
(i)	the material breach of any provision of this Agreement by Employee which has not been cured within five business (5) days after the Company provides notice of the breach to Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Employee has previously received notice and an opportunity to cure, then no additional notice is required and this Agreement may be terminated immediately upon the Company’s election and written notice to Employee);

(ii)	the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)	willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv)	without limiting the generality of Section 7(c)(i), the breach or threatened breach of any of the provisions of Sections 9, 10 or 11; or

(v)	a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under this Agreement now or in the future.
(e)	Termination By Company Without Cause. The Company may terminate this Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to Employee.

(f)	Termination By Employee With Good Reason. Employee may terminate his employment with good reason anytime after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events (each event being referred to herein as “Good Reason”):
(i)	(A) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any adverse respect with Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Employee’s titles or offices (including, membership on the Board of Directors) with the Company;
(ii)	a reduction in Employee’s Base Salary or Bonus opportunity;

(iii)	the relocation of the Company’s principal executive offices from Bermuda;

(iv)	the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating immediately prior to the date of this Agreement or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits;

(v)	any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the date of this Agreement;

(vi)	the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company;

(vii)	a Change in Control of the Company;

(viii)	the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 12 (a);

(ix)	any other breach of a material provision of this Agreement by the Company.

For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment with Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.
8.	Effect of Termination. Upon the termination of this Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.
(a)	Upon Death of Employee.

During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) for a one year period after the date of termination.

(b)	For Disability; By Company Without Cause; By Employee with Good Reason.

If this Agreement is terminated under Section 7 (b), (e) or (f):
(i)	Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and

(ii)	All unvested stock options and restricted stock grants previously awarded to Employee by the Company or Argonaut shall remain in full force and effect as if no termination had occurred, and

(iii)	If a Change of Control (x) has not then occurred, Company shall pay Employee on the six month anniversary of the date of such termination an amount equal to three times his Base Salary, and (y) has then occurred (or is reasonably expected to occur), Company shall pay Employee on the six month anniversary of the date of such termination an amount equal to five times his Base Salary. Further, Employee shall be eligible for continuation of benefits pursuant to Section 3(h) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) until Employee obtains reasonably equivalent employment or for three (3) years from the date of termination, whichever is earlier. It shall be a condition precedent of payment to Employee of such payment and continued benefits pursuant to this Section 8(b) that Employee execute a full and complete release of the Company, each of its subsidiaries, Affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims

Employee may have against any of them, to the extent such claims arise from Employee’s employment hereunder, and any revocation period with respect to such release have expired, prior to the six month anniversary of the date of such termination, and
(iv)	Employee shall no longer be bound by the prohibitions contained in Section 10.3 and 10.4.2 hereof prohibiting Employee from engaging or having any interests in, directly or indirectly, in a competitive business or soliciting employees; provided, however, Employee shall remain bound by the further prohibition contained in Section 10.4.1, and

(v)	Except as provided for in this Section 8(b), Employee shall not have any rights which have not previously accrued upon termination of this Agreement.
(c)	By Company With Cause

In the event of termination of Employee’s employment Section 7(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and he shall not be entitled to any other benefits (except as required by law).

(d)	Gross-Up Payment.
(i)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company, or any successor, to or for the benefit of Employee (the “Payments”) would be subject to the excise tax imposed by Section 4999 or Section 409(A) of the US Internal Revenue Code of 1986, as amended from time to time (the “Code”) (the “Excise Tax”), then the Company shall pay to Employee within 30 days of such determination an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the products of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income.

(ii)	As a result of the uncertainty in the application of Section 4999 or Section 409(A) of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (Underpayment) or Gross-Up Payments are made by the Company which should not have been made (Overpayment), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be paid by the Company to or for the benefit of Employee within 30-days of any such required payment by Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.
9.	Confidential Information.
(a)	The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust Employee with business opportunities of Company or its Affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its Affiliates.

(b)	The Employee acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any acquired by him during the term of this Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 9 shall apply during Employee’s employment and for a period of one year after termination of employment.

(d)	All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or one of its Affiliate or otherwise) that relate to the business, products or services of the Company or any of its Affiliates shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)	If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.
10.	Restrictive Covenants

10.1	For the purposes of this Section, the following words have the following meanings:
10.1.1	“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business;

10.1.2	“Confidential Information” has the meaning ascribed thereto in Section 9;

10.1.3	“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period:
(a) the Employee had material personal dealings pursuant to his employment; or

(b) any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to their employment.

10.1.5	“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period:
(a)  the Employee shall have had material personal dealings pursuant to his employment; or
(b)  any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to their employment; or
(c) the Employee was directly responsible in a client management capacity on behalf of the Company.

10.1.6	“Restricted Area” means:

(a) Bermuda; or

(b) any geographic area in which the Company or Affiliates provided Restricted Services and for which the Employee was responsible in the 12 months preceding the date of Employee’s termination of employment by the Company.

10.1.7	“Restricted Employee” means any person who on the date of Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of his Employment during the Restricted Period;

10.1.8	“Restricted Period” means the period of 12 months ending on the last day of the Employee’s employment with the Company or, in the event that no duties were assigned to the Employee or the Employee was placed upon garden leave, the 12 months immediately preceding the last day on which the Employee carried out any duties for the Company;

10.1.10	“Restricted Services” means Company Services or any services of the same or of a similar kind.
10.2	The Employee recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in this Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

10.3	The Employee hereby undertakes with the Company that he will not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:
10.3.1	in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

10.3.2	in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

10.3.3	employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.
10.4	The Employee hereby undertakes with the Company that he shall not during his employment with the Company and for the period of 12 months after he ceases to be employed by the Company without the prior written consent of the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:
10.4.1	in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

10.4.2	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.
10.5	The benefit of Sections 10.3 and 10.4 shall be held on trust by the Company for each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate:
10.5.1	acquired knowledge of its trade secrets or Confidential Information; or

10.5.2	had material personal dealings with its Customers or Prospective Customers; or

10.5.3	supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in Section 10 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to this Section 10.5 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Affiliate or the Company.
10.6	The parties agree that the periods referred to in Sections 10.3 and 10.4 above will be reduced by one day for every day, during which, at the Company’s direction the Employee has been excluded from the Company’s premises and has not carried out any duties.
10.7	While the restrictions in this Section 10 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
11.	[Intentionally blank]

12	Change Of Control.
(f)	For purposes of this Agreement, a “Change of Control” shall be deemed to occur if:
(i)	Any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or 50% or more of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in (ii) below.

(ii)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iv)	During any one year period, individuals who at the beginning of the period constitute the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors.
(g)	For purposes of this Section 12:
(i)	The term “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

(ii)	The term “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.

(iii)	The term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.
13.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.
14.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, or at such other address as it shall designate by notice to the Employee.
15.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
16.	Amendments To The Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto.
17.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein. The parties further agree that this Agreement shall supersede and replace in its entirety the Amended and Restated Executive Employment Agreement, dated February 7, 2005 and amended November 1, 2006, between the Employee and Argonaut.
18.	Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes, by the laws of Bermuda; with venue of any lawsuit between the parties in Hamilton, Bermuda.

19.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
20.	Severability. If a Court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.
22.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.
23.	Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A. Reference herein to termination of employment shall be deemed to mean a separation from service.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argo Group International Holdings, Ltd.		Employee:

By:	/s/ John Power	/s/ Mark E. Watson III

	John Power, Chairman, Compensation Committee, Board of Directors of Argo Group International Holdings, Ltd.	Mark E. Watson III